NEWS RELEASE


     FLEXIBLE SOLUTIONS REPORTS RESULTS FOR 1ST QUARTER ENDED MARCH 31, 2004

VICTORIA, BRITISH COLUMBIA, May 17, 2004 - FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (AMEX: FSI, FRANKFURT: FXT) the developer and manufacturer of Water$avr, the first commercially viable water evaporation retardant in the world, today announced financial results for the first quarter ended March 31, 2004.

Sales in the first quarter were $488,110, compared with $1,281,266 in the corresponding period a year ago, resulting in a net loss of $(250,861), or $(0.02) per basic weighted average share, compared with net income of $180,781, or $0.02 per basic weighted average share, in the first quarter of 2003. Basic weighted averge shares used in computing per share amounts for the quarters were 11,807,801 and 11,610,138, respectively.

"We believe that our sales results for the first quarter were an anomaly and came at a time when we were making substantial financial investments in the Company's future, including intensified marketing efforts for our flagship Water$avr product and expenditures for a new in-house distribution operation for our rebranded EcoSavr swimming pool product," stated President and Chief Executive Officer Dan O'Brien.

Mr. O'Brien noted that $479,000 in Water$avr sales to Ondeo Nalco in the first quarter of 2003 was not repeated in the first quarter of 2004. Our previous residential pool distributor placed a larger than usual order in the fourth quarter of 2003. In addition, a final $108,000 order from this former distributor of Tropical Fish, being rebranded as EcoSavr, was not shipped until April 1 and will be reflected in the second quarter financial results. The three items accounted for all of the quarter-over-quarter revenue change.

"Looking ahead, we anticipate a return to growth in revenues based on anticipated Water$avr sales that we are pursuing as well as an expected summer seasonal increase for our EcoSavr swimming pool product," Mr. O'Brien added.

Flexible Solutions currently is focusing its marketing efforts on both Water$avr and EcoSavr. It recently received its first award from a major U.S. water authority, the Metropolitan Water District of Southern California, for the utilization on Water$avr technology. By reclaiming the distribution of its EcoSavr swimming pool product from an outside firm, FSI anticipates a doubling of revenue per unit.

ABOUT FLEXIBLE SOLUTIONS INTERNATIONAL

Flexible Solutions International, Inc. (www.flexiblesolutions.com), based in Victoria, British Columbia, is the developer and manufacturer of Water$avr, the world's first commercially viable water evaporation retardant. FSI is an environmental technology company specializing in energy and water conservation products for drinking water, agriculture, industrial markets and swimming pools throughout the world. Water$avr reduces evaporation by up to 30% on reservoirs, lakes, aqueducts, irrigation canals, ponds and slow moving rivers. Heat$avr, a "liquid blanket" evaporation retardant for the commercial swimming pool and spa markets, also reduces humidity and lowers water heating costs, resulting in energy savings of 15% to 40%. The Company's EcoSavr product targets the residential swimming pool market.

SAFE HARBOR PROVISION

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

                                 (TABLE FOLLOWS)

                     FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                           FOR 3 MOS. ENDED MARCH 31,
                                  (UNAUDITED)

                                                2004            2003

Sales                                            $ 488,110     $ 1,281,266

Net Income (Loss)                                $(250,861)    $   180,781

Net Income (Loss) Per Common Share - Basic        $  (0.02)    $      0.02

Weighted Average Shares
 Used in Computing Per Share Amounts - Basic    11,807,801      11,610,138

                                       ###



THE WALL STREET GROUP, INC.                    FLEXIBLE SOLUTIONS INTERNATIONAL
32 East 57th Street                     Tel: (250) 477-9821 Fax: (250) 477.9912
New York, New York 10022                      Email: info@flexiblesolutions.com
Tel: (212) 888-4848                           Jens Biertumpel Tel: 604-682-1799

In the recent past you have either signed up to receive our investor relations information on our website, by email or in person.

Are you a shareholder? Please visit our website for details on our Annual General Meeting to be held on the 28th of May 2004, in beautiful Victoria.

If you have received this news release by mistake or if you would like to be removed from our update list please reply to: karen@flexiblesolutions.com with a remove in the subject field.

Should you like to peruse our recent news releases and find out more information about Flexible Solutions and its products please visit WWW.FLEXIBLESOLUTIONS.COM

Best regards,

Karen Boudewyn

Flexible Solutions International Inc.
Tel: 250.477.9969 Fax: 250.477.9912
800.661.3560